Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sinorama Corporation:

We consent to the inclusion in the foregoing Registration Statement of Sinorama Corporation (the “Company”) on Form S-1, of our report dated March 31, 2017, relating to our audits of the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficit, and cash flows for the years ended December 31, 2016 and 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP
Newport Beach, CA
November 29, 2017